             AMENDMENT TO SHAREHOLDERS' LOAN AGREEMENT ("AMENDMENT")

It is proposed that the Shareholders' Loan Agreement dated 01 August 2004 (the
"Shareholders' Loan Agreement"), entered into between RANDGOLD RESOURCES
(SOMILO) LIMITED, a limited company registered in Jersey, Channel Islands , and
RANDGOLD RESOURCES LIMITED, a limited company registered in Jersey, Channel
Islands be amended in the following way :

          The amount of the "B" loan, as set out in the Shareholders' Loan
          Agreement, be increased from $30,000,000, to $60,000,000.

The amendment will take effect from 1 July 2004. All other clauses will remain as set out in the Shareholders' Loan Agreement. Notwithstanding the date of signature hereof, the commencement date of this Amendment will be 1 July 2004.

In witness whereof, the parties hereto, acting through their duly authorised representatives, have caused this Amendment to be signed in their respective names.

Randgold Resources (Somilo) Limited                   Randgold Resources Limited

/s/ J. Steele                                         /s/ D. Mark Bristow
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